EXHIBIT 2.7

SPECIAL RESOLUTION OF SAPPI LIMITED PASSED WITH THE REQUISITE MAJORITIES AT THE GENERAL MEETING OF SHAREHOLDERS OF SAPPI LIMITED HELD ON MONDAY, NOVEMBER 3, 2008 TO INCREASE THE AUTHORISED SHARE CAPITAL.

It was resolved that, the authorized ordinary share capital of the Sappi Limited be and is hereby increased from ZAR 325,000,000, comprising 325,000,000 ordinary shares of ZAR 1.00 each, to ZAR 1,325,000,000, comprising 1,325,000,000 ordinary shares of ZAR 1.00 each, by the creation of 1,000,000,000 new ordinary shares of ZAR 1.00 each.